Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com
Brooks Automation Provides Status Update of SEC Filings and Bond Repayment
CHELMSFORD, Mass. — July 14, 2006 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that it expects to complete within a couple of weeks the filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the period ended March 31, 2006 as well as amended filings for certain previous periods. The Company will amend its annual report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q for each of the fiscal quarters ended on December 31, 2005 and June 30, 2005. The Company also announced that it received notice today from holders of more than 25% of the aggregate outstanding principal amount of its 4.75% Convertible Subordinated Notes due 2008 accelerating the Company’s obligation to repay the unpaid principal on the notes because the Company’s Report on Form 10-Q for the quarter ended March 31, 2006 has not yet been filed. The Company intends to promptly make payment of approximately $175 million in full satisfaction of this obligation. After repaying the notes, Brooks estimates that the remaining amount of its cash, cash equivalents and marketable securities will be in excess of $160 million. This amount is after the payment for the previously announced acquisition of Synetics Solutions.
Robert W. Woodbury, Jr., senior vice-president and chief financial officer of Brooks Automation said, “The internal investigation into certain matters related to past stock option grants is just about complete. I am confident that this review was conducted with the highest diligence and integrity. It has involved a lot of hard work by a number of folks, and I believe this process has demonstrated our strong commitment to good corporate governance. We would like to thank our shareholders, customers and employees for their continued support and patience as we complete our amended filings. We look forward to concluding this chapter shortly and moving ahead with a stronger business infrastructure having even better processes.”
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
“Safe Harbor” Statement under Section 21E of the Securities Exchange Act of 1934:
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause events identified above to proceed on a schedule different from our current expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding the Company’s intention to make specified filings with the Securities and Exchange Commission and the timing of those filings, its intention to make one or more payments to holders of the Company’s debt obligations, the completion of an internal inquiry concerning stock option related matters, and the amount of Company’s cash balance. Factors that could cause results to differ from our expectations include a change in the Company’s ability to satisfy the obligations set forth in the Notes, the timing of the filing by the Company of all current and past due reports with the Securities and Exchange Commission, possible requirements for the use of cash to meet business needs of the Company and the need for more time to complete the Company’s inquiry into stock option related matters. As a result we can provide no assurance that our future activities will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
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Contact:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
(978) 262-2459
mark.chung@brooks.com

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